Wachovia Bank, National Association
8739 Research Drive, URP4
Charlotte, NC 28288-1075
WACHOVIA SECURITIES

1123 SERVICER’S CERTIFICATE

Reference is hereby made to that certain Pooling and Servicing Agreement dated as of December 1, 2006, by and among J.P. Morgan Chase Commercial Mortgage Securities Corp, Inc., as Depositor, Midland Loan Services, INC as  Master Servicer No. 1, Capmark Finance Inc as Master No. 2 and Wachovia Bank, National Association, as Master Servicer No. 3, Capmark Finance INC., LNR Partners, INC., as Special Servicer, and LaSalle Bank, National Association as Trustee, and Wells Fargo Bank, N.A as Paying Agent with respect to Commercial Mortgage Pass-Through Certificates, Series 2006-LDP9 (the "Agreement").  Capitalized terms used herein not otherwise defined shall have the meanings assigned in the Agreement.

Pursuant to Section 11.09 of this Agreement, Timothy Ryan and Marilyn Addison, Managing Director of Customer Relationship Management and Director of Compliance Third Party Oversight, do hereby certify that:

1.
A review of the activities of the Certifying Servicer, during the period from January 1, 2007 to December 31, 2007, and of its performance  per the Agreement during such period has been made under our supervision; and

2.
To the best of our knowledge, based on such review, the Certifying Servicer, has fulfilled all of its  obligations under this Agreement in all material respects throughout the period January 1, 2007, through December 31, 2007;

IN WITNESS WHEREOF, the undersigned have executed this Certificate as of the 10th day of March 2008.

/s/ Timothy S. Ryan	/s/ Marilyn Addison
Timothy S. Ryan, Managing Director Wachovia Bank National Association	Marilyn Addison, Director Wachovia Bank National Association

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